CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Hartford Funds Exchange-Traded Trust of our report dated December 23, 2025, relating to the financial statements and financial highlights of Hartford Climate Opportunities Fund, Hartford International Equity Fund and The Hartford High Yield Fund, which appear in The Hartford Mutual Funds, Inc.’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
August 4, 2026